Exhibit 4.73

Shareholders’ Agreement

on

Beijing Xiao Benniao Information Technology Co., Ltd.

[    ] (month) [    ] (day), 2021

Shareholders’ Agreement

This Shareholders’ Agreement (this “Agreement”) was entered into on [    ] [    ], 2021 in [Beijing] by and among:

(1)

Beijing Xiao Benniao Information Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Company”), having its registered address at: Room 206, 2/F, Building 3, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA001HGK4U;

(2)	Xu Danxia, a natural person of PRC holding the identity card No.: 110105196901022929;

(3)	Zheng Yu, a natural person of PRC holding the identity card No.: 110224198610200055;

(4)	Liu Feng, a natural person of PRC holding the identity card No.: 440203197111021837;

(5)	Shi Haonan, a natural person of PRC holding the identity card No.: 110111199603060370;

(6)	Lv Yin, a natural person of PRC holding the identity card No.: 65220119770527168X;

(7)

[Sky City (Beijing) Technology Co., Ltd.], a limited liability company registered in Beijing in accordance with the laws of China (“Pintec”), having its registered address at: 3009, 3/F Bowangyuan Podium, Yangfangdian Subdistrict, Haidian District, Beijing; unified social credit code: 91110108MA00AL746N.

The parties above and the Group Companies are hereinafter referred to as the “Parties” collectively and a “Party” individually. Xu Danxia and Zheng Yu are collectively referred to as the “Founders” or “Founding Shareholders.” Liu Feng, Lv Yin, and Shi Haonan are collectively referred to as the “Other Existing Shareholders.” Pintec is also referred to as the “Investor of this Round.” All shareholders prior to this Capital Increase, i.e., all shareholders listed in Article 1.1 of the Capital Increase Agreement, are collectively referred to as “Existing Shareholders.” The Company, all subsidiaries/branches under the direct or indirect control of the Company and the Founders, and any other subordinate enterprises, are collectively referred to as the “Group Companies,” which include but are not limited to the companies listed in Appendix I hereto (for the definition of the Group Companies, refer to Appendix I hereto).

Whereas:

A.

The Parties have entered into the Capital Increase Agreement on Beijing Xiao Benniao Information Technology Co., Ltd. on [    ] [    ], 2021 (“Capital Increase Agreement”), and the Company has approved the Articles of Association of Beijing Xiao Benniao Information Technology Co., Ltd. on [    ] [    ], 2021 (“Articles of Association”), under which the Investor of this Round makes investment in the Company and acquires relevant equity interests and the investment amount of the Investor of this Round is shown in the Capital Increase Agreement (collectively, “Capital Increase”); the Parties have reached an agreement for the Investor of this Round to make investment in the Company in accordance with the terms and conditions provided in this Agreement.

B.

The Parties hereto reached the following consensus on the rights and obligations among shareholders and matters not covered in the Capital Increase Agreement and Articles of Association (unless otherwise provided, the meanings of relevant wordings in this Agreement shall be same as such wording in the Capital Increase Agreement):

Article 1 Pre-emptive right

1.1

When increasing its registered capital, the Company shall send a written notice (“Capital Increase Notice”) to the Parties, stating the amount of the additional registered capital (“Intended Additional Registered Capital”), subscription price, identity of the intended third-party subscriber, etc. The Investor of this Round (“Pre-emptive Right Holder”) has the right (but no obligation) to, within [fifteen (15)] days (“First Subscription Period”) after receiving the Capital Increase Notice sent by the Company, subscribe to the Intended Additional Registered Capital in proportion to the shareholding ratio of the Pre-emptive Right Holder in the Company (“Pre-emptive Right”).

1.2

The additional registered capital that may be subscribed to by the Pre-emptive Right Holder shall not exceed the product of: (i) total Intended Additional Registered Capital, multiplied by (ii) a fraction, in which the numerator is the equity interests held by the Pre-emptive Right Holder, and the denominator is the total equity interests of the Company held by all Pre-emptive Right Holders.

1.3

Upon the expiration of the First Subscription Period, if a Pre-emptive Right Holder does not exercise, or does not fully exercise, its Pre-emptive Right, the Company shall immediately send a written notice to all other Pre-emptive Right Holders, stating the number of Intended Additional Registered Capital that the Pre-emptive Right Holder waives to subscribe to (“Remaining Additional Registered Capital”) and the list of Pre-emptive Right Holders (“Over-subscription Right Holder”) which have fully exercised their Pre-emptive Rights. An Over-subscription Right Holder intending to exercise its over-subscription right shall, within [ten (10)] days after receiving the written notice above, notify the Company of the number of Remaining Additional Registered Capital it intends to subscribe to, in which the number shall not exceed the product of: (i) the amount of the Remaining Additional Registered Capital, multiplied by (ii) a fraction: equity interests held by the Over-subscription Right Holder in the Company/total equity interests held by all Over-subscription Right Holders in the Company. If an Over-subscription Right Holder does not exercise, or does not fully exercise, its over-subscription right, an Over-subscription Right Holder that has fully exercised its over-subscription right may continue to make subscription until all the Remaining Additional Registered Capital is fully subscribed, or no more Over-subscription Right Holder intends to exercise its over-subscription right.

1.4

If the Intended Additional Registered Capital is not fully subscribed to by the Pre-emptive Right Holders in accordance with the provisions of Articles 1.1, 1.2, and 1.3 above, other shareholders have the right to subscribe to the remaining Intended Additional Registered Capital at the same price and conditions stated in the Capital Increase Notice in proportion to their shareholding ratios in the Company. If the Intended Additional Registered Capital is not fully subscribed to by the Pre-emptive Right Holders and other shareholders, the Company has the right to sell the remaining Intended Additional Registered Capital to third parties at the same price and conditions stated in the Capital Increase Notice. In the event of any changes in the conditions stated in the Capital Increase Notice, or the Company or the third party cannot sign documents related to the capital increase and submit an application for change registration with the administration for industry and commerce within [one hundred and twenty (120)] days after the Company sends the Capital Increase Notice, the capital increase shall be subject to the pre-emptive right provided under Article 1 again.

1.5

Notwithstanding the foregoing, the pre-emptive right provided under Article 1 is not applicable to the increase in the Company’s registered capital under the following circumstances: (1) to implement an employee equity/option incentive plan approved by the board of directors, or (2) to convert profits or capital reserves to the registered capital in proportion.

Article 2 Maturity and transfer restrictions of equity interests

2.1

Without the prior written consent of Pintec, from the Closing Date to the date of initial public offering, the Founding Shareholders and Other Existing Shareholders shall not transfer, dispose of, pledge, or otherwise handle the equity interests they hold, directly or indirectly, in the Company and/or its controlled subsidiaries by any means. Any equity transfer in violation of the provisions of this article shall be invalid, the transferee shall not have any right, directly or indirectly, as a shareholder of the Company, and the Company shall not consider the transferee as a shareholder. For the purpose of this Agreement, a “controlled subsidiary” refers to (i) a subsidiary in which the Company holds over 50% equity interests, or (ii) a company of which the Company is the largest shareholder. “Initial public offering” refers to the offering and listing of the Company’s stocks on a stock exchange in China or another country or region as approved by the Company’s Board of Directors (with the prior written consent of Pintec); except for the lock-in or lock-up period provided in relevant laws, administrative regulations, regulations of China Securities Regulatory Commission (“CSRC”), or the stock listing rules of the stock exchange, the shares held by the Investor of this Round in the Company shall not be subject to other circulation limits after the initial public offering of the Company.

2.2

Notwithstanding any other provisions in this Agreement, the Investor of this Round has the right to sell, transfer, or otherwise dispose of all or a part of equity interests it holds in the Company to a third party without the consent of the Company and other shareholders; after the equity transfer, the rights of such third party shall be same as the rights of the investor prior to the equity transfer. Other Parties hereby irrevocably consent to the equity transfer above made by the investor, including but not limited to (1) taking all necessary measures to approve such transfer, and (2) waiving the right of first refusal (if any) for the equity interests transferred by the investor.

Article 3 Right of first refusal and right of co-sale

3.1

Subject to the transfer restrictions provided in Article 2.1 hereof, any of the Founding Shareholders and Other Existing Shareholders (“Seller”) intending to sell, transfer, or otherwise dispose of all or a part of the equity interests (“Equity Interests for Sale”) it directly or indirectly holds in the Company shall first send a notice to the Investor of this Round (“Holder of Right of First Refusal”) and the Company concerning the intended sale of the equity interests in the Company (“Sale Notice”). The Sale Notice shall contain the ratio of the Equity Interests for Sale, sale price, payment conditions, identity of the transferee, and other main information. The Holder of Right of First Refusal has the right (but no obligation) to purchase such Equity Interests for Sale at the price and conditions stated in the Sale Notice (“Right of First Refusal”). The Holder of Right of First Refusal intending to exercise its Right of First Refusal shall notify the Seller within [thirty (30)] days (“First Purchase Period”) after receiving the Sale Notice; in the absence of such notice upon the expiration of such period, it shall be deemed that the Holder of Right of First Refusal waives its Right of First Refusal. The Holders of Right of First Refusal have the right to exercise their Rights of First Refusal in proportion to their shareholding ratios.

3.2

Upon the expiration of the First Purchase Period, if the Equity Interests for Sale are not purchased or not fully purchased, the Seller shall immediately send a written notice to Holders of Right of First Refusal, stating the number of the remaining Equity Interests for Sale, and the list of Holders of Right of First Refusal who have fully exercised their Rights of First Refusal. The Holder of Right of First Refusal (“Over-purchase Right Holder”) that has fully exercised its Right of First Refusal has the right (but no obligation) to continue to purchase such remaining Equity Interests for Sale (“Over-purchase Right”). An Over-purchase Right Holder intending to exercise its Over-purchase Right shall, within [ten (10)] days after receiving the written notice above, notify the Seller of the number of the remaining Equity Interests for Sale that it intends to purchase, in which the number of equity interests to be over-purchased shall not exceed the product of: (i) the amount of the Equity Interests for Sale, multiplied by (ii) a fraction: equity interests held by the Over-purchase Right Holder in the Company/total equity interests held by all Over-purchase Right Holders in the Company. If an Over-purchase Right Holder does not exercise, or does not fully exercise, its Over-purchase Right, an Over-purchase Right Holder that has fully exercised its Over-purchase Right may continue to make purchase until all the Equity Interests for Sale are fully purchased, or no more Over-purchase Right Holder intends to exercise its Over-purchase Right.

3.3

For the avoidance of doubt, with respect to the equity interests in the Company for which a Holder of Right of First Refusal opts to exercise its Right of First Refusal and Over-purchase Right, other shareholders hereby specifically waive their right of first refusal and any other possible rights under applicable Chinese laws, the Articles of Association, or based on any other grounds.

3.4

If the Equity Interests for Sale are not purchased or not fully purchased in accordance with the provisions of Articles 3.1 and 3.2 above, subject to relevant provisions on the right of co-sale below, the Seller has the right to sell the remaining Equity Interests for Sale to third parties at the conditions stated in the Sale Notice. In the event of any changes in the conditions stated in the Sale Notice, or the Seller or the third party cannot sign a relevant equity transfer agreement and submit an application for change registration with the administration for industry and commerce within [ninety (90)] days after the Seller sends the Sale Notice, the Equity Interests for Sale shall be subject to the right of first refusal and right of co-sale provided under Article 3 again. As a precondition for the Seller to transfer its equity interests, the Seller shall cause the third party to abide by the provisions of this Agreement and the Articles of Association as if the third party is a shareholder of the Company.

3.5

If the Equity Interests for Sale are not purchased or not fully purchased in accordance with the provisions of Articles 3.1 and 3.2 above, the Seller shall send a written notice (“Co-sale Notice”) to Holders of Right of First Refusal who have waived to exercise their Right of First Refusal (“Holder of Right of Co-sale”), stating the number of Equity Interests for Sale that are not purchased. The Holder of Right of Co-sale has the right (but no obligation) to sell equity interests at the same price and conditions stated in the Sale Notice (“Right of Co-sale”). A Holder of Right of Co-sale intending to exercise its Right of Co-sale shall, within ten (10) days after receiving the Co-sale Notice, send a notice for participating in the sale to the Seller, stating the number of equity interests that it intends to sell, in which such number of equity interests shall not exceed the product of: (i) Equity Interests for Sale that are not purchased under the right of first refusal, multiplied by (ii) a fraction, in which the numerator is the equity interests held by the Holder of Right of Co-sale in the Company, and the denominator is the total equity interests held by the Seller in the Company and the equity interests held by all Holders of Right of Co-sale intending to exercise their Right of Co-sale in the Company. Notwithstanding the foregoing, if the transfer of equity interests by the Founding Shareholders results in that the equity interests held, directly or indirectly, by Xu Danxia in the Company are less than 50%, or Xu Danxia loses the position as the de facto controller, the number of equity interests for which the Holder of Right of Co-sale has the right (but no obligation) to exercise its Right of Co-sale shall be all the equity interests held by the lender in the Company. After receiving the notice sent by the Holder of Right of Co-sale, the Seller shall take all reasonable measures to ensure the implementation of the Right of Co-sale for the Holder of Right of Co-sale (including but not limited to reducing the number of equity interests to be sold by the Seller). Before the Holder of Right of Co-sale realizes or waives its Right of Co-sale, the Seller shall not transfer its equity interests unless the Seller purchases all the equity interests that the Holder of Right of Co-sale intends to sell in the co-sale at the same price and conditions stated in the Sale Notice.

3.6

Notwithstanding the foregoing, the right of first refusal and right of co-sale under Article 3 are not applicable to the circumstances in which the Seller transfers or disposes of the equity interests it holds, directly or indirectly, in the Company for the purpose of implementing an employee equity/option incentive plan.

Article 4 Drag-along right

4.1

During the period when Pintec holds equity interests in the Company, upon the occurrence of a Deemed Liquidation Event (as defined below), and Pintec and any Founding Shareholder holding over 50% equity interests in the Company of the equity interests held by all Founding Shareholders agree with the transaction, all other shareholders of the Company (“Dragged Shareholder”) shall agree with and participate in the transaction, cause the shareholders’ meeting to pass a resolution in connection with such transaction, and cooperate in such transaction (including signing relevant agreements and documents). If any Dragged Shareholder does not agree with the transaction, the Dragged Shareholder shall purchase all equity interests from other shareholders at the price proposed by a third party; otherwise, it shall be deemed as agreeing with the transaction if it does not purchase such equity interests.

Article 5 Anti-dilution protection right

5.1	For the purpose of this article:

“New Financing” refers to additional registered capital, or issuance of convertible bonds or shares of the Company, etc., except for additional capital arising from employee equity/option incentives (with the consent of Pintec) approved at shareholders’ meetings, share splitting applicable to all shareholders in proportion, conversion of capital reserves or profits to registered capitals in proportion, or initial public offering;

“New Shareholder” refers to a shareholder subscribing to additional register capital of the Company in New Financing;

“New Subscription Price” refers to the unit price at which the New Shareholder subscribes to one RMB of the registered capital of the Company in the New Financing, i.e., total price paid by New Shareholders for the additional register capital ÷ number of registered capitals subscribed to by New Shareholders;

“Anti-dilution Right Holder” refers to the Investor of this Round;

“Previous Round of Financing” refers to the round of financing preceding the New Financing of the Company (including but not limited to this Capital Increase);

“Original Subscription Price” refers to the unit price at which the Anti-dilution Right Holder obtains one RMB of registered capital of the Company in the Previous Round of Financing, i.e., total price paid by the Anti-dilution Right Holder in the Previous Round of Financing for obtaining the registered capital of the Company ÷ number of registered capitals obtained by the Anti-dilution Right Holders in the Previous Round of Financing. If the Company converts capital reserves to the registered capital for all shareholders in proportion, such price shall be diluted and reduced in proportion. For the avoidance of doubt, the Original Subscription Price for the Investor of this Round in this Capital Increase is RMB [1,086,206.90].

5.2

After the Closing Date, if the Company implements any New Financing, and the New Subscription Price at which the New Shareholder obtains the additional registered capital of the Company is lower than the Original Subscription Price at which the Anti-dilution Right Holder obtains the registered capital of the Company, the Anti-dilution Right Holder has the right to require the Company and/or the Founding Shareholders to adjust its Original Subscription Price by generalized weighted average, so that the adjusted subscription price equals the price determined according to the formula below:

P2 = P1 * (A + B) / (A + C)

For the purpose of the formula above, the meanings of the letters are as follows:

P2 is the adjusted subscription price;

P1 is the Original Subscription Price;

A is the total registered capital of the Company prior to the New Financing (on a fully diluted basis);

B is the additional or offered registered capital on the assumption that the New Financing of the Company is carried out with P1 as the New Subscription Price;

C is the actual additional or offered registered capital in the New Financing of the Company.

5.3

The Anti-dilution Right Holder have the right to require the Company and/or the Founding Shareholders to compensate the Anti-dilution Right Holder by using either or both of the following means, so that the value of the equity interests held by the Anti-dilution Right Holder in the Company is not diluted (“Anti-dilution Adjustment”); for the avoidance of doubt, the obligations of the Company and the Founding Shareholders under this article are joint and several obligations:

(1)

Determine the registered capital of the Company that the Anti-dilution Right Holder should obtain in the Previous Round of Financing according to the adjusted subscription price (“Adjusted Registered Capital”), i.e., adjusted registered capital = total price paid by the Anti-dilution Right Holder in the Previous Round of Financing for obtaining the registered capital of the Company ÷ adjusted subscription price. The Company shall issue additional shares to the Anti-dilution Right Holder free of charge or at symbolic price (the pre-emptive right provided in Article 1 hereof is not applicable to such additional capital), or the Founding Shareholders shall transfer equity interests to the Anti-dilution Right Holder free of charge or at symbolic price (the right of first refusal and right of co-sale provided in Article 3 hereof are not applicable to such equity transfer), or another means permitted by laws and regulations with the prior written consent of the Anti-dilution Right Holder shall be implemented, so that the registered capital of the Company obtained by the Anti-dilution Right Holder in the Previous Round of Financing reach the adjusted registered capital. For the avoidance of doubt, if the Anti-dilution Right Holder actually pays any price to the Company or the Founding Shareholders or bears any taxes and charges due to the Anti-dilution Adjustment above, the Company or the Founding Shareholders shall correspondingly compensate the Anti-dilution Right Holder; or

(2)

Compensate the Anti-dilution Right Holder in cash, so that Original Subscription Price for the Anti-dilution Right Holder in the Previous Round of Financing equals, after and by virtue of such compensation, the adjusted subscription price. For the avoidance of doubt, if all Anti-dilution Right Holders require the Company or the Founding Shareholders to make compensation in cash, while the Company and/or the Founding Shareholders are insufficient in funds, the Company and the Founding Shareholders shall ensure that the Investor of this Round gets its corresponding compensation in cash before other Anti-dilution Right Holders.

5.4

The Company and the Founding Shareholders shall complete equity transfer, issuance of additional registered capital, or compensation in cash within [sixty (60)] days after receiving a written compensation request from the Anti-dilution Right Holder, including but not limited to causing the shareholders’ meetings/board meetings of the Company to approve such Anti-dilution Adjustment, sign all necessary legal documents, and complete relevant government approval procedures and procedures for registration with the administration for industry and commerce (if necessary). Before the Anti-dilution Adjustment above is completed, the Company shall not offer additional register capital or offer any securities related to equity interests (including but not limited to convertible bonds).

Article 6 Right of repurchase

6.1	For the purpose of this article, the following events are “Repurchase Events:”

(1)	The Company fails to complete qualified initial public offering or to be acquired within five (5) years from the Closing Date (as defined in the Capital Increase Agreement);

(2)	The Group Companies and/or the Founding Shareholders seriously violate the provisions of this Agreement, the Capital Increase Agreement, and other supplementary documents;

(3)	The Group Companies and/or the Founding Shareholders fail to complete, or to promptly complete, any provisions in Article 5.1 of the Capital Increase Agreement;

(4)	The Group Companies and/or the Founding Shareholders seriously violate the laws and regulations applicable to them, causing adverse effects on the Company;

(5)	There are changes in laws or policies, causing serious hardship in the operation of the main business of the Group Companies;

(6)	Any qualification, certificate, or license of the Group Companies are canceled or revoked, causing material changes in the operation of the Group Companies;

(7)	The Group Companies and/or the Founding Shareholders are subject to criminal liabilities due to violation of laws and regulations related to anti-corruption and anti-bribery;

(8)	Any other shareholder requests repurchase.

Upon the occurrence of any Repurchase Event, the Investor of this Round (“Repurchase Right Holder”) has the right to send a repurchase notice (“Repurchase Notice”) to the Group Companies and the Founding Shareholders (“Repurchase Obligors”), requesting the Repurchase Obligors to jointly and severally purchase all or a part of equity interests (“Equity Interests for Repurchase”) held by the Repurchase Right Holder in the Company at the repurchase price provided in Article 6.2 below. For the avoidance of doubt, the Repurchase Notice shall state the number of Equity Interests for Repurchase, round of financing in which the Repurchase Right Holder obtained such Equity Interests for Repurchase, and the corresponding total costs paid.

6.2	Repurchase price

The repurchase price (“Repurchase Price”) of the Equity Interests for Repurchase shall be calculated according to the formula below:

Repurchase Price = I×(1+R×N)+A-B

I is the total costs actually paid by the Repurchase Right Holder for obtaining the Equity Interests for Repurchase;

R is the repurchase interest rate, i.e., [7%];

N is a fraction, in which the numerator is the number of days from the Closing Date to the date (“Repurchase Date”) when the Repurchase Obligors make full payment of the Repurchase Price to the Repurchase Right Holder, and the denominator is 365;

A is all the profit distribution or dividends corresponding to the Equity Interests for Repurchase that have been declared but not actually paid to the Repurchase Right Holder prior to the Repurchase Date;

B is the profit distribution or dividends that have been obtained by the Repurchase Right Holder before the Repurchase Notice is sent.

6.3

The Repurchase Obligors shall notify other Repurchase Right Holders within [seven (7)] days after receiving the Repurchase Notice sent by the Repurchase Right Holder, and within [sixty (60)] days after receiving the Repurchase Notice (“Repurchase Period”), make full payment for the Repurchase Price to the Repurchase Right Holder requesting to exercise the repurchase right.

6.4

If the Repurchase Obligors cannot make full payment for the Repurchase Price to the Repurchase Right Holder within the Repurchase Period, the Repurchase Right Holder has the right to require the Repurchase Obligors to pay a penalty at the interest rate of [0.05]% for the Repurchase Price not paid in full from the expiration date of the Repurchase Period. Besides paying the penalty to the Repurchase Right Holder, the Repurchase Obligors shall continue to perform their repurchase obligations, and immediately pay the Repurchase Price and all penalties arising to the Repurchase Right Holder as soon as they get available funds.

6.5

If the Repurchase Obligors fail to make full payment for the Repurchase Price within [one hundred and twenty (120)] days from the expiration of the Repurchase Period, the Repurchase Right Holder has the right to require the Company to raise funds to perform their repurchase obligations by selling assets, making profit distribution, or by other means to the satisfaction of the Repurchase Right Holder. At that time, the Repurchase Obligors shall cause all shareholders or directors (if applicable) of the Company to approve the plan for raising such repurchase funds, and sign relevant legal documents.

6.6

The Repurchase Obligors are obliged to cause other shareholders of the Group Companies and relevant parties to sign all necessary documents and take all necessary acts, so as to ensure the prompt and smooth implementation of the repurchase under Article 6, including but not limited to completing the change registration with the administration for industry and commerce with respect to the repurchase, where the change registration with the administration for industry and commerce shall be no later than thirty (30) working days from the date when the Repurchase Right Holder sends the Repurchase Notice; however, if the Company cannot complete the change registration with the administration for industry and commerce within the specified period due to force majeure, the duration of the force majeure event shall not be included in such period.

6.7

Before the Repurchase Right Holder obtains the Repurchase Price in full, the Repurchase Right Holder still has all the shareholder’s rights provided in laws, regulations, and this Agreement with respect to the equity interests for which the Repurchase Price has not been obtained.

6.8

For the avoidance of doubt, the Group Companies and the Founding Shareholders, and the Founding Shareholders themselves, are jointly and severally liable for the repurchase obligations provided under Article 6.

6.9	All expenses and expenditures, such as taxes and charges, paid due to the purchase, shall be borne by the Group Companies and the Founding Shareholders.

Article 7 Right of information and inspection

7.1	The Company shall provide the Investor of this Round (“Information Right Holder”) with the following documents of the Group Companies as scheduled:

(1)

Within [ninety (90)] days from the end of each accounting year, provide the annual financial statements that have been audited by a qualified accounting firm in accordance with the accounting standards of China;

(2)	Within [twenty (20)] days from the end of each quarter, submit unaudited quarterly financial statements prepared in accordance with the Accounting Standard for Business Enterprises of China;

(3)	Important information concerning the operation of the Company;

(4)	Other information and report requested in writing by the Information Right Holder from the Company, including but not limited to monthly operation updates, disclosure of material events, etc.

All the financial statements provided by the Company to the Information Right Holder in accordance with Article 7.1 hereof shall contain the balance sheets, income statements, and cash flow statements both on a consolidated basis and of individual branches and subsidiaries, and shall contain the comparison between the annual budget and actual results.

7.2

The information right holder has the right to review and copy the Articles of Association, records of shareholders’ meetings, records of board meetings, records of supervisor meetings (if any), and financial and accounting reports. The Company shall promptly notify the Information Right Holder within three (3) days upon the occurrence of any material events.

Article 8 Corporate governance

8.1

At shareholders’ meetings convened by the Company, shareholders shall exercise voting rights according to their capital contribution ratios after the Closing to decide matters of the Company unless otherwise provided in this Agreement or the Articles of Association.

8.2

Notwithstanding other provisions in this Agreement, the Company shall obtain the prior written consent of Pintec for the following matters to become effective (for the purpose of this article, the following matters are applicable to any of the Group Companies and any subsidiary, branch, and other divisions (if any) of the Group Companies):

(1)

To increase the registered capital of the Company (including conversion of capital reserves into the registered capital), or to issue any equity interests, convertible bonds, or warrants, or to conduct any other acts that may dilute Pintec’s equity interests in the Company;

(2)

To decrease the registered capital of the Company, or to repurchase and de-register any equity interests of the Company (except for the equity interests repurchased in accordance with the provisions hereof);

(3)	To make equity or debt financing, and approve the Company’s financing solutions and plans;

(4)

To modify or impose any limit on the shareholder’s rights or preferential rights of Pintec, or to grant rights to any other shareholders that are more preferential or equally preferential to Pintec in terms of voting, dividends, repurchase, liquidation, or other shareholder’s rights, or to reach an agreement that is unfavorable to Pintec;

(5)	To modify the Capital Increase Agreement, Shareholders’ Agreement, and Articles of Association;

(6)	To implement combination, division, dissolution, liquidation, restructuring, or organization form change of the Company;

(7)	To engage in any transaction that may result in change of control over the Company;

(8)	Any other material events jointly identified by the Founding Shareholders and Pintec.

Article 9 Liquidation

9.1

In the event of dissolution, liquidation, or bankruptcy of the Company, the properties of the Company shall be used to first pay off liquidation expenses, employee salaries, social insurance premiums, statutory compensation, due taxes of the Company, and debts of the Company in accordance with the provisions of laws. If the Company has remaining properties after the payment above (“Distributable Residual Properties”), such Distributable Residual Properties shall be distributed as follows:

(1)

Pay the following amounts (“Preferred Liquidation Amounts”) to the Investor of this Round (“Liquidation Right Holder”): amount equivalent to the investment of the Liquidation Right Holder, plus simple interests of the Liquidation Right Holder’s investment amount at [7]% per year, plus dividends distributable to the Liquidation Right Holder that have been declared but unpaid by the Company;

(2)

After all Liquidation Right Holders get paid of the Preferred Liquidation Amounts provided in Item (1) above, the remaining properties (if any) of the Company shall be distributed among all shareholders, including the Liquidation Right Holders, according to the shareholding ratios of all shareholders of the Company. For the avoidance of doubt, in the calculation of the “shareholding ratios of all shareholders” above, the Company’s equity interests under employee incentive plans may be included in the calculation only after the employees have actually obtained, directly or indirectly, the Company’s equity interests through the employee incentive plans (and the equity interests are subject to no limit of any restricted period (if any) in accordance with the provisions of the employee incentive plans), while other equity interests of the Company that have not been directly or indirectly obtained by employees shall not be included in the calculation of the “shareholding ratios of all shareholders” above.

9.2

Upon the occurrence of any Deemed Liquidation Event (as defined below) on the Company, all the considerations (“Sales Considerations”) obtained by the Company or its shareholders in such Deemed Liquidation Event shall be deemed as the Distributable Residual Properties to be distributed according to the distribution plan provided in Article 9.1 above. For the purpose of this article, a “Deemed Liquidation Event” includes (for the avoidance of doubt, except as exempted with the consensus of all Liquidation Right Holders):

(1)

The Company or its controlled subsidiary is merged or acquired, or included in another similar transaction resulting in the change of control on the Company or its controlled subsidiary, causing the shareholders of the Company prior to such merger, acquisition, or similar transaction hold less than fifty percent (50%) equity interests in the company or entity that has survived after such transaction;

(2)

Any equity transfer, sales, or share replacement transaction, resulting in that fifty percent (50%) or more decision-making power of the Company is transferred to a third party, or there is another event that is defined as transfer of control on the Company;

(3)	All or substantially all assets or businesses of the Company or its controlled subsidiary are sold, transferred, mortgaged, pledged, or otherwise disposed of; or

(4)	All or substantially all intellectual property rights of the Company or its controlled subsidiary are licensed on an exclusive basis or sold to a third party.

9.3

The Company and the Founding Shareholders shall take all effective measures to ensure that the Liquidation Right Holders may obtain the distributed amounts according to the distribution plan provided in Article 9.1 from the Distributable Residual Properties or Sales Considerations. If, according to the requirements of applicable laws at that time, the Distributable Residual Properties or Sales Considerations cannot be distributed according to the distribution plan provided in Article 9.1, the Liquidation Right Holders have the right to require the Company and/or the Founding Shareholders to take all effective measures to compensate the Liquidation Right Holders so that the distributed amounts obtained by the Liquidation Right Holders are equivalent to all the properties or prices to be obtained in accordance with the provisions of Article 9.1. Such measures include but are not limited to: (1) the Company distributes dividends and profit distribution according to a plan jointly agreed with by the Liquidation Right Holders; (2) the Founding Shareholders compensate the Liquidation Right Holders with the properties or prices they obtained from the Distributable Residual Properties or Sales Considerations; or (3) the Company and the Founding Shareholders cause shareholders which obtained more amounts than those distributable in accordance with the provisions of Article 9.1 to compensate the Liquidation Right Holders by irrevocable gift or other means permitted by law. The Liquidation Right Holders have the right to choose a specific method, while the Company and the Founding Shareholders are obliged to fully cooperate in the method chosen by the Liquidation Right Holders, including but not limited to vote in affirmative at shareholders’ meetings, cause the directors they appointed to vote in affirmative, sign all relevant legal documents, obtain the consent of relevant internal and external parties, and bear corresponding costs, taxes, and charges (if any). If the Liquidation Right Holders fail to receive sufficient Preferred Liquidation Amounts due to any reason, the Group Companies and the Founding Shareholders are obliged to compensate the Liquidation Right Holder in cash for corresponding gaps.

Article 10 Effectiveness, amendment, and rescission of this Agreement

10.1	This Agreement shall become effective and binding on the Parties from the date first written above after being signed by the Parties or being affixed with the stamps of the Parties.

10.2	Any amendment to this Agreement shall be made by the Parties in writing, and constitute an integral part of this Agreement.

10.3	Rescission: This Agreement may be rescinded by any of the following means:

(1)	The Parties hereto negotiate to reach a consensus and rescind this Agreement in writing;

(2)

Upon the occurrence of any of the following circumstances, the Investor of this Round may notify the Company and Founding Shareholders in writing to rescind this Agreement, which notice shall be sent at least five (5) working days in advance and shall state the effective date of the rescission:

(a)	The representations or warranties made by the Warrantors are seriously untrue or contain material omissions, causing the effect that the investment cannot be closed;

(b)

The Warrantors seriously violate any of their undertakings, obligations, or responsibilities hereunder not due to force majeure, and fail to make rectification within twenty (20) working days from the date of violation, causing the effect that the investment cannot be closed.

(3)

If the Prerequisites provided in Article 4 of the Capital Increase Agreement are not satisfied within [ninety (90) days] from the execution date of this Agreement and not exempted by the Investor of this Round, the Investor of this Round has the right to send a written notice to unilaterally rescind this Agreement.

10.4	Effects of rescission

After this Agreement is rescinded in accordance with Article 10.3 above:

(1)

Unless otherwise agreed by the Parties then, each Party shall return the consideration (if any) it received from any other Party hereunder on the principle of fairness, reasonableness, honesty and good faith, to return to the original state prior to the execution of this Agreement. For the avoidance of doubt, any Party shall be liable for any losses it caused due to violation of this Agreement prior to the rescission of this Agreement;

(2)

Except for Article 11 (Liabilities for breach of agreement and indemnity), Article 12 (Confidentiality), Article 13 (Applicable law), Article 14 (Dispute resolution), and Article 15 (Miscellaneous), this Agreement shall not be binding and effective any longer, and the rights, obligations, and responsibilities of the Parties under this Agreement shall be terminated.

Article 11 Liabilities for breach of agreement and indemnity

11.1

Any Party in breach of this Agreement shall be liable for compensating the other Party for all its actual and predictable losses at that time caused by such breach, including profit losses. If any Party hereto violates the provisions hereof, in addition to other rights provided hereunder, the other Parties also have the right to request specific and comprehensive performance of obligations under this Agreement by the violating Party, and may claim compensation for losses suffered by the non-violating Party due to such violation. A Party hereto (“Indemnifying Party”) shall indemnify, hold harmless, and pay relevant amounts for other Parties and their respective right and obligation successors, affiliates, and representatives (collectively, “Indemnified Party”) under the following circumstances: (a) the Indemnifying Party breaches any representation or warranty it made in this Agreement, or its representations and warranties are untrue; and (b) the Indemnifying Party breaches or fails to fully perform the promises, agreements, warranties, or obligations hereunder except for those exempted by the other Parties in writing. The Indemnifying Party shall indemnify or compensate the Indemnified Party for any and all losses, debts, liabilities, impairments, expenses (including investigation and defense expenses, and reasonable attorney’s fees and accountant’s fees), or any other damages (regardless of whether a third-party claim is involved) suffered, directly or indirectly, due to the circumstances above.

Article 12 Confidentiality

12.1

Unless otherwise provided herein, the Parties hereto shall make their best efforts to keep the confidentiality of any technical or business information in any form of all the other Parties obtained by performing this Agreement, such information including but not limited to any content hereof and other possible cooperation and transactions between among the Parties. Any Party shall restrict such information only to its employees, agents, contractors, suppliers, etc. who are required to know such information for performing the obligations hereunder, and shall instruct its directors, senior executive, and other employees, and the directors, senior executive, and other employees of its affiliates to abide by confidentiality obligations.

12.2	The restriction above is not applicable to:

(1)	Information generally available to the public at the time of disclosure;

(2)	Information that becomes generally available to the public after the disclosure not due to the faults of the receiving party;

(3)

Information proven to be in the possession of the receiving party prior to the disclosure instead of being obtained, directly or indirectly, from the other party; Confidential Information that any Party is obliged to disclose to relevant government authority or stock exchange under laws, or that is disclosed by any Party to its direct legal advisers and financial advisers as required by normal business operation;

(4)

Confidential information that any Party is obliged to disclose to relevant government authority or stock exchange under laws, or that is disclosed by any Party to its legal advisers, financial advisers, and investors as required by normal business operation.

12.3

Every Party hereto shall instruct its directors, senior executives, employees, agents, advisors, contractors, suppliers, and customers, and the directors, senior executives, employees, agents, advisors, contractors, suppliers, and customers of its affiliates to abide by the confidentiality obligations provided in Article 12.

12.4	The Parties shall abide by the confidentiality obligations provided in Article 12 despite the rescission or termination of this Agreement for any reason.

Article 13 Applicable law

13.1

This Agreement shall be governed by officially promulgated laws of China. In the absence of provisions in Chinese laws on any aspect in this Agreement, general international practices shall be applicable.

Article 14 Dispute resolution

14.1    Any disputes arising from or in connection with this Agreement shall be submitted to Beijing Arbitration Commission for arbitration in Beijing in accordance with its then effective arbitration rules. The arbitration award shall be final, and binding on the Parties. During the dispute resolution, except for the matters in dispute, the Parties shall continue to perform other provisions hereof.

Article 15 Miscellaneous

15.1

Without the prior written consent of any investor, and regardless of whether the investor is a shareholder of the Company or not, neither other shareholder of the Company than the investor nor the Company may use, publish, or duplicate: (1) the name or mark of the investor, (2) the name, picture or image, or mark of any shareholder or partner of the investor, or (3) a name, trademark, or mark similar to the foregoing in any marketing, advertising, or promotion materials or for any marketing, advertising, or promotion purposes.

15.2

This Agreement shall constitute the entire right and obligation relationship among the Parties hereto together with the Capital Increase Agreement and the New Articles of Association (defined in the Capital Increase Agreement), and the Parties shall exercise their rights and perform their obligations in good faith in accordance with the provisions in this Agreement, the Capital Increase Agreement, and the New Articles of Association. In the event of any inconsistency between this Agreement and the Articles of Association, this Agreement prevails.

15.3	Notice

For notices sent to the Company or the Founding Shareholders:

Attention: [Xu Danxia]

Mailing address: [Building 5, Huashang Creativity Center, 18 Keyuan Road, Daxing Economic Development Zone, Beijing]

Telephone: [13901175376]

Email: [xdx@Xiao Benniao.com]

For notices sent to Other Existing Shareholders:

Attention: [Zhang Ping]

Mailing address: [Building 5, Huashang Creativity Center, 18 Keyuan Road, Daxing Economic Development Zone, Beijing]

Telephone: [13801113373]

Email: [zhang_ping@Xiao Benniao.com]

For notices sent to Pintec:

Attention: [Investor Relation Department]

Mailing address: [9/F, No. 17, East 3 Ring Road, Chaoyang District, Beijing]

Telephone: [010-8564 3600]

Email: [ir@pintec.com]

Any notice, demand, request, or any other communication required or permitted under this Agreement shall be made in writing, and any notice shall be deemed as delivered when sent in the following manner:

(1)	If sent by fax, image scanner, or other electronic communication means, when it is sent successfully;

(2)	If sent by personal delivery, when it is signed for receipt;

(3)	If sent through a courier service company, on the seventh (7) day after handing over to the courier service company or when it is signed for receipt (whichever is earlier).

15.4	If any one or more provisions hereof, or any one or more legal documents related to the capital increase are held invalid, illegal, or unenforceable under any relevant laws:

(1)

The validity, legality, and enforceability of other provisions hereof shall not be affected or damaged but shall be fully valid, and except for the agreements that are held as invalid, illegal, or unenforceable, the validity, legality, and enforceability of other agreements related to the capital increase shall not be affected or damaged but shall be fully valid;

(2)

The Parties shall immediately replace such invalid, illegal, or unenforceable provisions or agreements with valid, legal, and enforceable provisions or agreements with the intention closest to that of the invalid, illegal, or unenforceable provisions or agreements.

15.5	This Agreement is made in Chinese in [9] originals, with the Group Companies holding [8] originals and the Investor of this Round holding one original, each original having the same legal force.

15.6	The headings herein are for reference only, and shall not be deemed as a part of this Agreement or affect the meaning or interpretation of this Agreement.

15.7	This Agreement is signed by the duly authorized representatives of the Parties on the date first written above.

[The remainder of this page is intentionally left blank]

[This page contains no text, but is a signature page to the Shareholders’ Agreement of Beijing Xiao Benniao Information Technology Co., Ltd.]

Group Companies:

Beijing Xiao Benniao Information Technology Co., Ltd. (Stamp)

Legal representative:

Beijing Qinliandeli International Trade Co., Ltd. (Stamp)

Legal representative:

Haiweizhen (Beijing) Network Technology Co., Ltd. (Stamp)

Legal representative:

Beijing Yimaoxing International Trade Co., Ltd. (Stamp)

Legal representative:

Signature page to the Shareholders’ Agreement

Beijing Xiao Benniao Supply Chain Management Co., Ltd. (Stamp)

Legal representative:

Beijing Youshida International Trade Co., Ltd. (Stamp)

Legal representative:

Signature page to the Shareholders’ Agreement

[This page contains no text, but is a signature page to the Shareholders’ Agreement of Beijing Xiao Benniao Information Technology Co., Ltd.]

Group Companies:

Xianfei (Hainan) International Trade Co., Ltd. (Stamp)

Legal representative:

Shenzhen Tianxia Logistics Technology Co., Ltd. (Stamp)

Legal representative:

Beijing Hongweichuangshi Technology Co., Ltd. (Stamp)

Legal representative:

Beijing Zhuandong Culture Technology Co., Ltd. (Stamp)

Legal representative:

Signature page to the Shareholders’ Agreement

Shoukong Jinxin (Beijing) Technology Co., Ltd. (Stamp)

Legal representative:

Signature page to the Shareholders’ Agreement

[This page contains no text, but is a signature page to the Shareholders’ Agreement of Beijing Xiao Benniao Information Technology Co., Ltd.]

Group Companies:

Xiao Benniao Feishi Technology (Beijing) Co., Ltd. (Stamp)

Legal representative:

Xiao Benniao Zhonghan (Beijing) Technology Co., Ltd. (Stamp)

Legal representative:

Xuzhou Xianfei Shuzhi Information Technology Co., Ltd. (Stamp)

Legal representative:

Hebei Xiong’an Xianfei Shuzhi Technology Co., Ltd. (Stamp)

Legal representative:

Signature page to the Shareholders’ Agreement

Zhejiang Xianfei Shuzhi Technology Co., Ltd. (Stamp)

Legal representative:

XBN E-commerce Co., Ltd.

Authorized representative:

Signature page to the Shareholders’ Agreement

[This page contains no text, but is a signature page to the Shareholders’ Agreement of Beijing Xiao Benniao Information Technology Co., Ltd.]

Group Companies:

Bestmind Trade and Service Ltd.

Authorized representative:

XBN Information Technology Co., Ltd.

Authorized representative:

XBN Ecommerce (Hong Kong) Limited

Authorized representative:

[Alphamic Limited]

Authorized representative:

Signature page to the Shareholders’ Agreement

New & Vigorous Electronic Trading W.L.L.

Authorized representative:

Comforyou Furniture & Kitchenware Trading W.L.L.

Authorized representative:

Signature page to the Shareholders’ Agreement

[This page contains no text, but is a signature page to the Shareholders’ Agreement of Beijing Xiao Benniao Information Technology Co., Ltd.]

Existing Shareholders:

Xu Danxia

By:

Zheng Yu

By:

Lv Yin

By:

Shi Haonan

By:

Signature page to the Shareholders’ Agreement

Liu Feng

By:

Signature page to the Shareholders’ Agreement

[This page contains no text, but is a signature page to the Shareholders’ Agreement of Beijing Xiao Benniao Information Technology Co., Ltd.]

Investor of this Round:

[Sky City (Beijing) Technology Co., Ltd.] (Stamp)

By:

Signature page to the Shareholders’ Agreement

Appendix I Group Companies

(1)

Beijing Xiao Benniao Supply Chain Management Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Xiao Benniao Supply Chain”), having its registered address at: Room 138, 1/F, Suite A3, Building 1, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01EWY16M;

(2)

Beijing Qinliandeli International Trade Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Qinliandeli”), having its registered address at: Room 318, 3/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01Q5G99Y;

(3)

Haiweizhen (Beijing) Network Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Haiweizhen”), having its registered address at: Room 521, 5/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01K0HQ86;

(4)

Beijing Yimaoxing International Trade Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Yimaoxing”), having its registered address at: Room 2064, 2/F, Building 2, 12 Jinxing Road, Daxing District, Beijing; unified social credit code:9111011507857803X5;

(5)

Beijing Youshida International Trade Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Youshida”), having its registered address at: Room 321, 3/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01Q3HL8E;

(6)

Xianfei (Hainan) International Trade Co., Ltd., a limited liability company registered in Haikou in accordance with the laws of China (“Xianfei Hainan”), having its registered address at: Room 601-2, Building B, Hainan Normal University National University Science Park, 3 Haitao Avenue, Jiangdong New Area, Meilan District, Haikou City, Hainan Province; unified social credit code: 91469027MA5TMEDX3Q;

(7)

Shenzhen Tianxia Logistics Technology Co., Ltd., a limited liability company registered in Shenzhen in accordance with the laws of China (“Shenzhen Tianxia Logistics”), having its registered address at: 202TX, Building 27, Jinxing Materials Company, Science & Industry Park, Technology Park Community, Yuehai Subdistrict, Nanshan District, Shenzhen City; unified social credit code: 91440300MA5FJ7NL0N;

(8)

Beijing Hongweichuangshi Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Hongweichuangshi”), having its registered address at: Room 431, 4/F, Building 3, 18 Jinxing Road, Daxing District, Beijing; unified social credit code: 91110115MA01BGM87Y;

(9)

Beijing Zhuandong Culture Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Zhuandong Culture”), having its registered address at: Room 520, 5/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA020E1X3M;

(10)

Shoukong Jinxin (Beijing) Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Shoukong Jinxin”), having its registered address at: Room 131, 1/F, Suite A3, Building 1, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01EL220B;

(11)

Xiao Benniao Feishi Technology (Beijing) Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Xiao Benniao Feishi”), having its registered address at: Room 413, 4/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01EYF7XC;

(12)

Xiao Benniao Zhonghan (Beijing) Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Xiao Benniao Zhonghan”), having its registered address at: Room 155, 1/F, Suite A3, Building 1, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01GU7D8X;

(13)	Bestmind Trade and Service Ltd., a company incorporated in accordance with the laws of California (“US Bestmind Trade”), having the registration No.: C4250332;

(14)	XBN E-commerce Co., Ltd., a company incorporated in accordance with the laws of California (“US XBN”), having the registration No.: C3679117;

(15)	[Alphamic Limited], a company incorporated in accordance with the laws of Hong Kong (“Hong Kong Alphamic”), having the registration No.: [2949175];

(16)	[XBN Information Technology Co., Ltd.], a company incorporated in accordance with the laws of Hong Kong (“Hong Kong XBN Information Technology”), having the registration No.: 70543030-000-04-19-0;

(17)	XBN Ecommerce (Hong Kong) Limited, a company incorporated in accordance with the laws of Hong Kong (“Hong Kong XBN Ecommerce”), having the registration No.: 65816943-000-02-19-5;

(18)	New & Vigorous Electronic Trading W.L.L., a company incorporated in accordance with the laws of the Kingdom of Bahrain (“Bahrain XBN Electronic”);

(19)	Comforyou Furniture & Kitchenware Trading W.L.L., a company incorporated in accordance with the laws of the Kingdom of Bahrain (“Bahrain XBN Furniture”);

(20)

Xuzhou Xianfei Shuzhi Information Technology Co., Ltd., a limited liability company registered in Xuzhou City in accordance with the laws of China (“Xuzhou Xianfei Shuzhi”), having its registered address at: Room B305, Zhihe Building, Building B2, Software Park, Xuzhou Economic and Technology Development Zone; unified social credit code: 91320301MA23TJLD3Q;

(21)

Hebei Xiong’an Xianfei Shuzhi Technology Co., Ltd., a limited liability company registered in Pilot Free Trade Zone Xiong’an Area in accordance with the laws of China (“Xiong’an Xianfei Shuzhi”), having its registered address at: 302-00001, Enterprise Office Building F, Xiong’an Citizen Service Center, China (Hebei) Pilot Free Trade Zone Xiong’an Area; unified social credit code: 91133100MA0FXB0L2M;

(22)

Zhejiang Xianfei Shuzhi Technology Co., Ltd., a limited liability company registered in Yuhuan City in accordance with the laws of China (“Zhejiang Xianfei Shuzhi”), having its registered address at: Xiaoshanwai Industry Park, Longxi Township, Yuhuan City, Zhejiang Province; unified social credit code: 91331021MA2K7X6Q8R.